Exhibit 99

November 18, 2019	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco to Acquire Healthcare Packaging and Medical Device Thermoformer

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the most sustainable, diversified global packaging companies, today announced it has signed a definitive agreement to acquire Thermoform Engineered Quality, LLC, and Plastique Holdings, LTD, (together TEQ), a global manufacturer of thermoformed packaging serving healthcare, medical device and consumer markets, from ESCO Technologies, Inc. (NYSE: ESE) for approximately $187 million in cash.

TEQ, headquartered in Huntley, IL, produced sales of $88 million in the fiscal year ended September 30, 2018, and operates three thermoforming and extrusion facilities in the United States along with a thermoforming operation in the United Kingdom, and thermoforming and molded-fiber manufacturing in Poland. Each facility has state-of-the-art cleanroom capabilities enabling the production of sterile, barrier packaging systems for pharmaceuticals and medical devices. In addition, TEQ produces recyclable, molded-pulp-fiber packaging and thermoformed plastic packaging for multiple consumer products primarily in Europe. The company has approximately 500 associates.

“Recent studies value the global healthcare packaging market at approximately $33 billion, with healthy growth expected for the future,” said Rob Tiede, Sonoco President and CEO. “Increased life expectancy, the steady introduction of new products from medical device manufacturers and pharmaceutical companies, combined with requirements for improved safety and compliance, are driving market growth. TEQ provides a strong platform to further expand Sonoco’s growing healthcare packaging business, which includes our best-in-class ThermoSafe™ temperature-assured pharmaceutical packaging; injection-molded vials, multi-cell cuvettes and appliances; thermoformed trays for medical devices and OTC medical products, along with our Alloyd heat-sealing equipment for commercial medical applications.”

TEQ President Randy Loga commented, “The U.S. and Europe will remain the largest consumers of healthcare packaging as new sophisticated therapies with specialized packaging needs continue to be introduced. Surgical operations are also increasing due to a growing aging population, and with that comes the demand for more medical devices, which should strengthen the segment for the foreseeable future. TEQ’s history of growth mirrors the growth in healthcare spending and medical device utilization, and we look forward to joining Sonoco in further expanding our capabilities to meet our customers’ future needs.”

Sonoco’s acquisition of TEQ is subject to normal regulatory review and projected to be completed by the end of 2019. There are no planned changes in TEQ’s leadership or customer relationships. The transaction is expected to be accretive to Sonoco’s 2020 earnings and TEQ’s financial results will be reported within Sonoco’s Consumer Packaging segment.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired
(more)

Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

About ESCO
Headquartered in St. Louis, Missouri, ESCO (NYSE: ESE) manufactures highly engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

###
###